Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”), made this      day of               ,         (the “Effective Date”), is by and between Fossil Partners, L.P., a Texas limited partnership (the “Company”), and          , a resident of         (“Executive”) (the signatories to this Agreement will be referred to jointly as the “Parties”).

WHEREAS, the Company desires that Executive receive certain severance benefits in connection with certain terminations of service in exchange for entering into this Agreement; and

[WHEREAS, the Company and Executive have previously entered into that certain Executive Retirement Agreement, dated as of                 , 20   (the “Retirement Agreement”); and]

[WHEREAS, the Company and Executive desire to terminate the Retirement Agreement and for this Agreement to supersede the Retirement Agreement in all respects; and]

WHEREAS, both the Company and Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective advisors.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, Executive and the Company agree as follows:

1.                                      DEFINITIONS.

a.                                      “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

b.                                      “Base Salary” means Executive’s then current annual base salary in effect.

c.                                       “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

d.                                      “Cause” shall mean Executive’s Termination of Service by the Company upon the occurrence of any of the following events, as determined by the Company, in its sole discretion: (i) an act or acts of theft, embezzlement, fraud, or dishonesty by Executive, regardless of whether it relates to the Company or its Affiliates; (ii) a willful or material misrepresentation by Executive that relates to the Company or its Affiliates or has an impact on the Company or its Affiliates; (iii) any gross or willful misconduct by Executive with regard to the Company or its Affiliates; (iv) any violation by Executive of any fiduciary duties owed by Executive to the Company or its Affiliates; (v) Executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction) or misdemeanor; (vi) a material violation of the Company’s written policies, standards or guidelines, which Executive failed to cure within thirty (30) days after receiving written notice from the Company specifying the alleged violation; (vii) Executive’s failure or refusal to satisfactorily perform the duties and responsibilities required to be performed by Executive or necessary to carry out Executive’s job duties, which Executive failed to cure within thirty (30) days after receiving written notice from the Company specifying the alleged willful failure or refusal; (viii) the failure or refusal of Executive to follow the lawful directives of the Company; (ix) Executive’s illegal use of drugs, use of alcohol or illegal drugs in the workplace, or Executive is under the influence of alcohol or illegal drugs in the workplace or Executive possesses illegal drugs in the workplace  (x) a material breach by Executive of any agreement to which Executive and the Company are parties that is not cured by Executive within thirty (30) days after receipt by Executive of a written notice from the Company specifying the details of such breach; or (xi) Employee’s unauthorized use or disclosure of any Proprietary Information of the Company

e.                                       “Change in Control” shall mean a “Change in Control” as defined in the Incentive Plan.

f.                                        “Code” means the Internal Revenue Code of 1986, as amended.

g.                                       “Date of Grant” means, with respect to an equity or equity-based award previously granted to Executive, the applicable date of grant of such award as set forth in the award agreement for such award.

h.                                      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

i.                                          “Fossil” means Fossil Group, Inc., a Delaware corporation.

j.                                         “Good Reason” means Executive’s resignation in accordance with the following sentence after the occurrence of one or more of the following without Executive’s express written consent: (i) a material diminution by the Company in Executive’s Base Salary; provided, however, that, a reduction of Base Salary that (combined with all prior reductions) totals ten percent (10%) or less and also applies to substantially all other similarly situated employees of the Company will not be grounds for “Good Reason”; (ii) a material reduction of Executive’s authority, duties, or responsibilities relative to Executive’s authority, duties, or responsibilities in effect immediately prior to such reduction, provided, however, that continued employment following a Change in Control with substantially the same responsibility with respect to the Company’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if Executive is employed by the Company with substantially the same responsibilities with respect to the Company’s business that Executive had immediately prior to the Change in Control regardless of whether Executive’s title is revised to reflect Executive’s placement within the overall corporate hierarchy or whether Executive provides services to a subsidiary, affiliate, business unit or otherwise); (iii) the relocation of Executive’s principal work location(s) to a facility or a location more than fifty (50) miles from Executive’s prior work location; or (iv) the

Company’s material breach of its employment agreement with Executive.  In order for Executive’s resignation to be for Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within sixty (60) days of Executive’s awareness of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and Executive must resign within thirty (30) days following the end of the Cure Period.

k.                                      “Incentive Plan” means the Fossil, Inc. 2008 Long-Term Incentive Plan, or any successor plan thereto.

l.                                          “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Fossil or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Fossil or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of Fossil in substantially the same proportions as their ownership of stock of Fossil.

m.                                  “Restricted Area” means the geographical area within which Executive performed services for the Company or its Affiliates or for which Executive had any responsibility or about which Executive received Proprietary Information during the term of Executive’s employment with the Company.

n.                                      “Target” means the Company’s or its Affiliates’ desired performance metric achievement determined for each fiscal year to calculate Executive pay for benchmarking purposes.  For fiscal 2015, the Target achievement level was an “exceeds” rating.

o.                                      “Target Bonus” means the annual cash bonus compensation, if any, that may be paid to Executive if Executive and the Company and its Affiliates achieved the Target level performance goals established by the Company and its Affiliates for the applicable performance period under any cash bonus plan.

p.                                      “Termination Date” means the effective date of Executive’s Termination of Service.

q.                                      “Termination of Service” means a “separation from service” within the meaning of Section 409A of the Code and the final treasury regulations issued thereunder.

2.                                      DUTIES.  The Company has agreed to employ Executive and Executive is currently employed as [job title].  The specific position and duties assigned to Executive may be changed or modified at any time by the Company, in its sole discretion. Executive will work diligently to perform his or her assigned duties in a reasonable, timely, and professional manner, and will comply with all applicable policies and rules of the Company.

3.                                      AT WILL EMPLOYMENT.  At all times during his or her employment with the Company, Executive’s employment will be considered at-will.  Nothing in this Agreement shall be construed as a guarantee of present or future employment with the Company.

4.                                      COMPENSATION.  During the term of this Agreement, the Company will provide Executive with compensation and benefits, subject to adjustment at any time at the Company’s discretion. Compensation will be paid in accordance with the Company’s payroll policies and practices, which may be adjusted at any time at the Company’s discretion.

5.                                      SEVERANCE BENEFITS.

a.                                      TERMINATION OF SERVICE WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON PRIOR TO A CHANGE IN CONTROL.  Subject to the terms and conditions of Section 5(d) below and provided Executive has not otherwise forfeited his or her rights under this Agreement, upon Executive’s Termination of Service by the Company without Cause or Executive’s resignation for Good Reason prior to a Change in Control, Executive shall become entitled to the following:

(i)                                     payment of an amount equal to eighteen (18) months of Executive’s Base Salary as of the Termination Date (or if such termination of employment is a result of Section 1(j)(i), then Executive’s Base Salary immediately prior to such reduction of Base Salary), less all applicable withholdings and taxes, payable in thirty-nine (39) equal installments over an eighteen (18) month period in accordance with the Company’s normal payroll practices, with the first payment commencing on the first payroll date coinciding with or immediately following the sixtieth (60th) day following the Termination Date;

(ii)                                  payment of a cash bonus under any cash bonus plan for which Executive was eligible on the Termination Date as follows:

A.                                    a pro-rata bonus amount for the fiscal year in which the Termination Date occurs based on the actual performance by Fossil and its Affiliates under the applicable cash bonus plan, payable in a lump sum to Executive at the ordinary time of payout to other active employees (generally in March of the following year), less all applicable withholdings and taxes.  The amount to be paid to Executive hereunder shall be the bonus payment amount Executive would have received under the cash bonus plan using Executive’s Target performance review rating (or any subsequent target measurement used under a cash bonus plan for Executive) had Executive not incurred a Termination of Service times (1) the number of actual days Executive was employed during the fiscal year through the Termination Date, divided by (2) three hundred sixty-five (365); and

B.                                    an amount equal to the full Target Bonus for which Executive was eligible for during the fiscal year in which the Termination Date occurs times one point five (1.5), less all applicable withholdings and taxes, divided and payable in thirty-nine (39) equal installments over an eighteen (18) month period in accordance with the Company’s normal payroll practices, with the first payment commencing on the first payroll date coinciding with or immediately following the sixtieth (60th) day following the Termination Date.

(iii)                               with respect to any outstanding non-performance based restricted stock unit and stock appreciation right awards granted pursuant to the Incentive Plan (collectively, “Time-Based Awards”), unless more favorable vesting is provided under the terms of the applicable award agreement, the outstanding Time-Based Awards shall continue to vest for an additional eighteen (18) months, to the same extent such awards would have otherwise vested had Executive remained employed during such period; plus

(iv)                              with respect to any outstanding performance based restricted stock unit awards granted pursuant to the Incentive Plan (“PSU Awards”), unless more favorable vesting is provided under the terms of the applicable award agreement, pro-rata vesting on the date such award would vest on its terms, in an amount equal to (1) the ratio derived by dividing the sum of eighteen (18) months plus the number of whole calendar months from the respective Date of Grant through the Termination Date, by the total number of months from the Date of Grant through the date such award would vest on its terms, provided the ratio is no greater than one, multiplied by (2) the number of performance based restricted stock unit awards that would have vested based on the actual performance of Fossil and its Affiliates at the end of the applicable performance period; and

(v)                                 notwithstanding anything in an award agreement to the contrary, all vested stock appreciation rights, whether vested pursuant to this Section 5(a) or the terms of such award, shall be exercisable until the earlier of (1) the expiration date of such stock appreciation right award, and (2) the date that is twenty-four (24) months from the Termination Date.

b.                                      TERMINATION OF SERVICE WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON IN CONNECTION WITH OR FOLLOWING A CHANGE IN CONTROL.  Subject to the terms and conditions of Section 5(d) below and provided Executive has not otherwise forfeited his or her rights under this Agreement, upon Executive’s Termination of Service by the Company without Cause or resignation for Good Cause in connection with or within the twenty-four (24) months following a Change in Control, Executive shall become entitled to the following:

(i)                                     payment of an amount equal to twenty-four (24) months of Executive’s Base Salary as of the Termination Date (or if such termination of employment is a result of Section 1(j)(i), then Executive’s Base Salary immediately prior to such reduction of Base Salary), less all applicable withholdings and taxes, payable in fifty-two (52) equal installments over a twenty-four (24) month period in accordance with the Company’s normal payroll practices, with the first payment commencing on the first payroll date coinciding with or immediately following the sixtieth (60th) day following the Termination Date;

(ii)                                  payment of a cash bonus under any cash bonus plan for which Executive was eligible on the Termination Date as follows:

A.                                    an amount equal to the full Target Bonus Executive would have received under the cash bonus plan had Executive not incurred a Termination of Service, payable in a lump sum, less all applicable withholdings and taxes, on the first payroll date coinciding with or immediately following the sixtieth (60th) day following the Termination Date; and

B.                                    an amount equal to the full Target Bonus for which Executive was eligible for the fiscal year in which the Termination Date occurs times two (2), less all applicable withholdings and taxes, divided and payable in fifty-two (52) equal installments over a twenty-four (24) month period in accordance with the Company’s normal payroll practices, with the first payment commencing on the first payroll date coinciding with or immediately following the sixtieth (60th) day following the Termination Date.

(iii)                               with respect to any outstanding Time-Based Awards, full acceleration of vesting of such awards, as of the Termination Date;

(iv)                              with respect to any outstanding PSU Awards, unless more favorable vesting is provided under the terms of the applicable award agreement, (A) if the Termination of Service occurs within the first half of the applicable performance period, then full acceleration of vesting at Target performance, and (B) if the Termination of Service occurs within the second half of the applicable performance period, then accelerated vesting of the award, based on actual performance of Fossil and its Affiliates if measurable, or at Target performance if the performance of Fossil and its Affiliates is not measurable; and

(v)                                 notwithstanding anything in an award agreement to the contrary, all vested stock appreciation rights, whether vested pursuant to this Section 5(b) or the terms of such award, shall be exercisable until the earlier of (1) the expiration date of such stock appreciation right award, and (2) the date that is twenty-four (24) months from the Termination Date.

c.                                       HEALTH BENEFITS.  Executive shall receive information about continuation health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under separate cover.  Subject to the terms and conditions of Section 5(d) below and provided Executive has not otherwise forfeited his or her rights under this Agreement, the Company shall pay Executive on a monthly basis, an amount equal to the Company paid portion of the health insurance premiums that were paid by the Company on behalf of Executive immediately prior to the Termination Date, less all applicable taxes and withholdings required and/or authorized by law (the “Healthcare Allowance”), to be used by Executive to purchase health coverage after the Termination Date, such as COBRA coverage or coverage on the Health Insurance Marketplace (Exchange).  Such Healthcare Allowance will be made available to Executive for a period of eighteen (18) months from the Termination of Service or until Executive becomes eligible to participate in another employer’s health care plan, whichever date is earlier.  The amount of the Healthcare Allowance will be calculated by the Company’s benefits department.  However, Executive is not required to use any portion of the Healthcare Allowance for this purpose or provide evidence of such health coverage.  It is solely Executive’s responsibility to elect or apply for post-termination health coverage and to pay the full amount of any required premium or contribution for such post-termination health coverage.  The Company agrees to pay the Healthcare Allowance to Executive in accordance with the Company’s normal payroll practices, with the first payment commencing on the first payroll date coinciding with or immediately following the sixtieth (60th) day following the Termination Date; provided, that, the first payment shall include any payment that would have otherwise been paid during the preceding sixty (60) day period.

d.                                      ELIGIBILITY; RELEASE.  The right to the payments and benefits described in this Section 5 is conditioned upon: (i) Executive’s continued compliance with any restrictive covenants in any written agreement between Executive and the Company, including, without limitation, Sections 6, and 7; and (ii) within fifty (50) days following the Termination Date, the execution and delivery to the General Counsel of the Company by Executive of a release prepared by the Company and providing for Executive’s release of any and all claims against the Company and its Affiliates (and those acting on behalf of them) that may have arisen on or before the date of the release, which release shall contain such other reasonable and customary terms as are specified by and acceptable to the Company (the “Release”).  Notwithstanding any provisions to the contrary, the payments and benefits described in this Section 5 shall not be paid unless and until such binding release is effective.  If such executed release is not delivered within fifty (50) days of the Termination Date, then all rights to the payments and benefits described in this Section 5 shall be forfeited.

6.                                      NON-DISCLOSURE AND CONFIDENTIALITY.

a.                                      Executive acknowledges that, by the nature of his or her duties and in order for Executive to perform his or her duties, the Company and its Affiliates shall disclose to Executive, and Executive shall have otherwise prohibited access to, trade secrets and confidential, proprietary, and highly sensitive information of and/or relating to the Company and its Affiliates, which is a competitive asset of the Company and its Affiliates and which Executive did not have prior knowledge of, including, without limitation, information pertaining to: (i) the identities of existing and prospective customers or clients, including names, addresses, contact persons, and pricing information; (ii) current, pending, and prospective contracts and business relationships; (iii) business information pertaining to existing and prospective customers or clients, including customer or client preferences and non-public personal information; (iv) product and systems specifications, concepts for new or improved products, and other product or systems data; (v) the identities of and special skills possessed by the Company, its Affiliates and/or the Company’s or its Affiliates’ executives; (vi) customer or client lists and profiles developed and/or purchased by the Company or its Affiliates; (vii) training programs developed by the Company or its Affiliates; (viii) pricing studies, information, and analyses; (ix) current and prospective products, product designs, inventions, services, and or systems; (x) financial models, business projections and market studies; (xi) the Company’s and its Affiliates’ financial results and business conditions, including, without limitation, marketing and business plans and strategies; (xii) special processes, procedures, and services of the Company and its Affiliates; (xiii) computer programs, technology, and software developed by the Company, its Affiliates and/or their consultants; (xiv) any and all information regarding the salary, pay scale, capabilities, experiences and desires of the Company’s and its Affiliates’ employees and independent contractors; (xv) vendor or supplier lists, profiles, preferences and non-public personal information; and (xvi) and other business information disclosed to Executive by the Company or its Affiliates, either directly or indirectly, in writing, orally, or by drawings or observation.  The confidential, proprietary, and highly sensitive information described in this Section 6(a) is hereinafter referred to as “Proprietary Information.”

b.                                      Executive acknowledges and agrees that Proprietary Information is proprietary to and a trade secret of the Company and its Affiliates and, as such, is a special and unique asset of the Company and its Affiliates.  Executive recognizes and agrees that the unauthorized disclosure and/or use of Proprietary Information will place the Company and its Affiliates at a competitive disadvantage and cause irreparable harm and loss to the Company and its Affiliates.  Executive understands and acknowledges that each and every component of the Proprietary Information (i) has been developed by the Company and its Affiliates at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (ii) constitutes a protectable business interest of the Company and its Affiliates.  Executive agrees to preserve and protect the confidentiality of all Proprietary Information.  Consequently, during Executive’s employment with the Company and after Executive’s Termination of Service for any reason, Executive agrees not to: (A) use, directly or indirectly, at any time, any Proprietary Information for his or her own benefit or for the benefit of another; or (B) disclose, directly or indirectly, any Proprietary Information to any person  or entity, except as permitted in the proper performance of the duties assigned to Executive in this Agreement or as otherwise permitted by law.  Executive acknowledges and agrees that the Company and its Affiliates own the Proprietary Information.  Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company.  Executive further acknowledges and agrees not to make copies of any Proprietary Information, except in the performance of the duties assigned to him or her in this Agreement.

c.                                       Executive’s obligations under this section shall survive Executive’s employment with the Company.  Executive’s obligations under this section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he or she may have to the Company or its Affiliates under general legal or equitable principles or under other policies of the Company or its Affiliates.

7.                                      NON-COMPETITION AND NON-SOLICITATION.

a.                                      Executive acknowledges that the Company and its Affiliates have, over a period of time, developed, and will continue, over a period of time, to develop, significant relationships and goodwill between themselves and their current and prospective clients, customers, vendors, and suppliers by providing superior products and services to their current and prospective clients, customers, vendors, and suppliers. Executive further acknowledges that these relationships and goodwill are a valuable asset belonging solely to the Company and its Affiliates.  The Company and its Affiliates promise to share their business relationships and goodwill with Executive.

b.                                      Executive agrees that, as part of his or her employment with the Company, he or she will become familiar the Proprietary Information of the Company and its Affiliates, including, without limitation, information regarding the salary, pay scale, capabilities, experiences and desires of the Company’s and its Affiliates’ employees and independent contractors.  Executive agrees to maintain the confidentiality of such information.

c.                                       Executive acknowledges that, in exchange for the execution of the non-competition and non-solicitation restrictions set forth below in this section, he or she has received substantial, valuable consideration, including the consideration set forth in Sections 4, 5 and 6 above.  Executive acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-competition and non-solicitation restrictions set forth in this section.

d.                                      In consideration for (i) the Company’s promise to provide Proprietary Information to Executive, (ii) the substantial economic investment made by the Company and its Affiliates in the Proprietary Information and goodwill of the Company and its Affiliates, and/or the business opportunities disclosed or entrusted to Executive, (iii) access to the Company’s and its Affiliates’ customers, clients, vendors and suppliers, and (iv) the Company’s employment of Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to Executive, to protect the Proprietary Information and business goodwill of the Company and its Affiliates, Executive agrees to the following restrictive covenants.  Executive agrees that while he or she is employed by the Company and for a period of eighteen (18) months following Executive’s Termination of Service, he or she shall not, without the Company’s prior written consent, directly or indirectly, alone or for his or her own account, or as a principal, owner, partner, member, manager, executive, advisor, agent, trustee, officer, director, employee, shareholder, or consultant of any corporation, trust, partnership, joint venture or other business organization or entity, or in any other manner or capacity whatsoever:

(i)                                     be employed by, work for, perform consulting services for, have business dealings with, control, manage, have an ownership interest in, establish, take steps to establish, engage in or otherwise become involved with, directly or indirectly, any business, operation, corporation, partnership, association, agency, or other person or entity that is in the business of producing, marketing, servicing, and/or retailing, directly or at wholesale, watches, leather goods or connected devices (works with an app), in the Restricted Area; or

(ii)                                  call upon, solicit, divert, interfere with, induce, or attempt to call upon, solicit, divert, interfere with, or induce any of the Company’s or its Affiliates’ clients or customers with whom the Company or its Affiliates did business or were in the process of conducting business during the previous twenty-four (24) months of Executive’s employment with the Company, and who or which: (A) Executive contacted, called on, serviced or did business with during Executive’s employment with the Company; (B) Executive learned of as a result of Executive’s employment with the Company; or (C) about whom Executive received Proprietary information.  This restriction applies only to business which is in the scope of services or products provided by the Company or its Affiliates;

(iii)                               cause, induce, solicit or attempt to cause, induce or solicit clients, manufacturers, suppliers, or others doing business with the Company or its Affiliates to terminate, reduce, or alter such business with the Company or its Affiliates; or

(iv)                              recruit, hire, or attempt to recruit or hire, directly, indirectly or by assisting others, any other employees or independent contractors of the Company or its Affiliates, nor shall he or she contact or communicate with any other employees or independent contractors of the Company or its Affiliates for the purpose of inducing other employees or independent contractors to terminate their employment or association with the Company or its Affiliates.  For purposes of this covenant, “other employees or independent contractors” shall refer to permanent employees, temporary employees, or independent contractors who were employed by, doing business with, or associated with the Company or its Affiliates within six (6) months of the time of the attempted recruiting or hiring.  Executive’s obligations under this section shall survive Executive’s employment with the Company.

e.                                       Executive understands that the non-competition and non-solicitation restrictions shall apply whether he or she acts as an individual or for his or her own account, or as a principal, partner, owner, member, manager, executive, officer, director, employee, advisor, agent, trustee, shareholder, salesman, distributor, consultant, representative or in any other capacity whatsoever, of any person, firm, corporation or other entity.

f.                                        Executive agrees that the non-competition and non-solicitation restrictions set forth above are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration.  Executive further agrees that the limitations as to time, geographical area, and scope of activity to be restrained by this section are reasonable and acceptable to him or her, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company and Affiliates.  Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-competition and/or non-solicitation restrictions set forth in this section are unreasonable or unenforceable as written, this section may be reformed by the court and enforced to the maximum extent permitted by law.

g.                                       If Executive is found to have violated any of the provisions of this section, Executive agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by him or her.  It is the intent of this section that the running of the restrictive period of any covenant shall be tolled during any period of violation of such covenant so that the Company may obtain the full and reasonable protection for which it contracted and so that Executive may not profit by his or her breach.

h.                                      Executive understands that his or her obligations under this section shall survive his or her employment with the Company and shall not be assignable by him or her.

8.                                      REMEDIES FOR BREACH OF SECTIONS 6 and 7.  In the event that Executive violates any of the provisions set forth in Sections 6 or 7 of this Agreement, he or she acknowledges that the Company will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages and/or for which money damages would not be a sufficient remedy to the Company .  Consequently, Executive acknowledges and agrees that the Company shall be entitled to a temporary restraining order and injunctive relief, to prevent such a violation or threatened violation, and to recover from Executive the Company’s attorneys’ fees, costs and expenses related to any violation or threatened violation of this Agreement and enforcement of this Agreement.  Executive further acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief to which the Company would be entitled.  The existence of any claim or cause of action by Executive against the Company or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Sections 6 or 7 of this Agreement or preclude injunctive relief.  Executive also acknowledges that violations of the provisions set forth in Sections 6 or 7 will result in the immediate cessation of the payments and benefits described in Section 5 above.

9.                                      CLAWBACK.  Executive acknowledges, understands and agrees, with respect to any compensation paid to Executive pursuant to this Agreement or otherwise, that such compensation shall be subject to recovery by the Company, and Executive shall be required to repay such compensation, if either in the year such compensation is paid, or within the three (3) year period thereafter: (i) Fossil (or any successor thereto) is required to prepare an accounting restatement due to material noncompliance of the Company or an Affiliate with any financial reporting requirement under applicable securities laws and Executive is or was during such three (3) year period, either a named executive officer of Fossil or an employee of the Company who is responsible for preparation of the Company’s financial statements; or (ii) the Company or Fossil is required by applicable law to require repayment by Executive of such compensation.  The parties agree that the repayment obligations set forth in the foregoing sentence shall only apply to the extent repayment is required by applicable law.

10.                               SEVERABILITY.  The Parties acknowledge that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, Executive and the Company acknowledge that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

11.                               COMPLETE AGREEMENT; MODIFICATION.  The Parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the Parties with respect to the subject matter hereof, and fully supersedes any and all prior negotiations, discussions, agreements, understanding or representations pertaining to or concerning the subject matter of this Agreement.  The Parties further acknowledge and agree that each executed this Agreement based upon the express terms and provisions set forth herein; that, in entering into this Agreement, Executive is not relying on, has not relied on, and specifically disclaims any reliance upon any representations, promises, statements, communications, or inducements, oral or written, by the Company or its agents, which are not set forth in this Agreement; that no previous agreements or statements, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, [including, without limitation, the Retirement Agreement,] are expressly superseded and revoked by this Agreement; except that Executive agrees that he or she continues to be bound by and will comply with all non-disclosure, non-competition, and non-solicitation agreements previously made by Executive.  The provisions hereof may not be altered, amended, modified, waived, or discharged in any way whatsoever, except by written agreement executed by Executive and an authorized representative of the Company.  Executive represents that Executive relied solely and only on Executive’s own judgment in making the decision to enter into this Agreement.

12.                               GOVERNING LAW AND VENUE.  The validity of this Agreement and any of its terms or provisions, as well as the rights and duties of the parties hereunder, shall be governed by, construed under, and in accordance with the laws of the State of Texas. With respect to any disputes, claims and causes of action between the Parties hereto, the Company and Executive agree that the state and federal courts situated in Dallas County, Texas, shall have personal jurisdiction over the Company and Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Dallas County, Texas, and, as such, the Company and Executive agree that venue shall be proper with the state or federal courts in Dallas County, Texas, to hear such disputes.

13.                               VOLUNTARY AGREEMENT.  The Parties acknowledge that each has carefully read this Agreement, that each has had an opportunity to consult with his or her or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive and the Company relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other Party, other than those contained in this Agreement.

14.                               CODE SECTION 280G.

a.                                      Code Section 280G Treatment.  In the event it is determined that any payment, distribution, or benefit of any type by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with a Change in Control (the “Change in Control Payments”), constitute “parachute payments” within the meaning of Code Section 280G(b)(2), the Company will provide Executive with a computation of (i) the maximum amount of the Change in Control Payments that could be made, without the imposition of the excise tax imposed by Code Section 4999 (said maximum amount being referred to as the “Capped Amount”); (ii) the value of the Change in Control Payments that could be made pursuant to the terms of this Agreement (all said payments, distributions and benefits being referred to as the “Uncapped Amount”); (iii) the dollar amount of the excise tax (if any) including any interest or penalties with respect to such excise tax which Executive would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Amount after reduction by the Excise Tax Amount and the estimated income taxes payable by Executive on the difference between the Uncapped Amount and the Capped Amount, assuming that Executive is paying the highest marginal tax rate for state, local and federal income taxes (the “Net Uncapped Amount”).  If the Capped Amount is greater than the Net Uncapped Amount, Executive shall be entitled to receive or commence to receive payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, Executive shall be entitled to receive or commence to receive payments equal to the Uncapped Amount.  If Executive receives the Uncapped Amount, then Executive shall be solely responsible for the payment of all income and excise taxes due from Executive and attributable to such Uncapped Amount, including, without limitation, the excise tax including any interest or penalties with respect to such excise tax which Executive may become obligated to pay pursuant to Code Section 4999, with no right of additional payment from the Company as reimbursement for any taxes, interest or penalties.

b.                                      Determination By Accountant.  All determinations required to be made under this Section 14 shall be made in writing by the independent accounting firm agreed to by the Company and Executive on the date of the Change in Control (the “Accounting Firm”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by Section 15, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Company and Executive shall furnish to the Accounting Firm such information and documents as it reasonably may request in order to make determinations under this Section 14.  If the Accounting Firm determines that no Excise Tax Amount is payable by Executive, it shall furnish Executive with an opinion that he has substantial authority not to report any Code Section 4999 excise tax on his federal income tax return. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section 14.

15.                               CODE SECTION 409A.  It is intended that this Agreement be exempt from the provisions of Code Section 409A, or, to the extent it is found to be subject to Code Section 409A, compliant with Code Section 409A.  This Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to be exempt from or compliant with Code Section 409A shall have no force or effect.  Notwithstanding the foregoing, nothing contained herein shall be construed as a representation or guarantee by the Company of the tax treatment of the payments and benefits described herein.  Executive acknowledges and agrees that the Company has advised him or her to consult with his or her own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences under Code Section 409A.

* * * * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below, to be effective as of the date first above written.

COMPANY:

Fossil Partners, L.P.
By: Fossil Group, Inc., general partner

By:	Date:

Name:

Title:

EXECUTIVE

Date:

Signature Page to Executive Severance Agreement